Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of SofTech, Inc. on Form S-3 of our report, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated August 7, 1997, on our audits of the consolidated financial statements and financial statement schedule of SofTech, Inc. as of May 31, 1997 and 1996, and for the years ended May 31, 1997, 1996 and 1995, which report is included in the Company's Annual Report on Form 10-K for the year ended May 31, 1997.

                                            /s/ Coopers & Lybrand L.L.P.

                                                Coopers & Lybrand L.L.P.

Boston, Massachusetts
May 29, 1998